UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017

GLOBAL HEALTHCARE REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation)	File Number	Identification number)

8480 E. Orchard Road, Suite 3600, Greenwood Village, CO 80111

(Address of principal executive offices)                  (Zip Code)

Registrant’s telephone number, including area code: (303) 449-2100

(Former name or former address, if changed since last report)

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02:	ELECTION OF DIRECTORS

The Board of Directors has elected Mr. Adam Desmond to serve as a member of the Board of Directors of Global Healthcare REIT, Inc., a Utah corporation (the “Company”). The election was effective January 30, 2017.

The following is biographical information on Mr. Desmond:

Adam Desmond, age 46, is the founder and CEO of Needle Rock Capital, an investment banking firm located in Carbondale, Colorado. Prior to founding Needle Rock Capital, Mr. Desmond founded ASG Securities in 1998 that focused exclusively on small/mid-cap banks and thrift markets. In 2004 ASG Securities became FIG Partners LLC which expanded the business from a sales and trading platform to a full-service investment banking firm. Mr. Desmond assembled a team of principals at Fig Partners that raised over $2.5 billion in equity since 2007 and completed more than 95 whole bank transactions throughout the United States, with offices in Chicago, Los Angeles, San Francisco, Dallas, New Jersey and Charlotte, employing over 60 people. Mr. Desmond began his career at the Chicago Mercantile Exchange in the financial quadrant and went on to Raymond James and Associates where he helped develop a high yield fixed income department. Mr. Desmond enjoys supporting and servicing many charitable organizations, including helping fund the building of a school in the Philippines through St. Mary’s Catholic Church in Aspen, Colorado. Mr. Desmond is a graduate of the University of Wisconsin – Madison with a Bachelor of Arts in International Economics and Political Science.

As a director, Mr. Desmond will participate in the Company’s compensation plan for directors pursuant to which he will be entitled to receive an annual restricted stock award having a market value of $30,000. As his election is effective January 30, 2017, Mr. Desmond will be entitled to receive for the calendar year 2017 a restricted stock award having a market value of $30,000. The grant will be effective January 30, 2017 and will be based upon the closing price of the Company’s common stock on January 3, 2017 valued at $0.57 per share.

Currently the Company’s Board of Directors has no standing committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Healthcare REIT, Inc
(Registrant)

Dated:	January 30, 2017	By:	/s/ Lance Baller
Interim CEO